Exhibit 99.1

For more information contact:
Stephen S. Romaine, President & CEO
Tompkins Financial Corporation 607.273.3210

For Immediate Release
April 3, 2012

Tompkins Financial Corporation
Announces Senior Officer Appointments

ITHACA, NY – Tompkins Financial Corporation (TMP–NYSE Amex) - Tompkins Financial Corporation has announced organizational changes to become effective over the next several months. According to Tompkins Financial President & CEO Stephen S. Romaine, the changes include promotions that are aligned with the Company’s continuing commitment to customer service, the advancement of technology, positive growth, and in light of certain executive retirements.

Frank Fetsko, currently Executive Vice President and Chief Financial Officer, has been promoted to Executive Vice President and Chief Operations Officer, a new role leading several shared services functions.  He will continue as CFO of the Company.  Fetsko has been with the Company since 1996, holding his current title since 2003. He is a graduate of the University of Scranton, the National School of Banking at Fairfield University.

In related promotions and additions, Rosemary Hyland will assume the senior Human Resources role and be responsible for strategic Human Resource direction, as well as the day to day operations of Human Resources and Learning and Development functions. Susan Valenti has joined the Company as Corporate Marketing Officer, to lead corporate marketing, sales support and internal communication efforts.  Both Rosemary and Susan will join the Tompkins’ Leadership Team.

The newly-established Tompkins Direct Services will be led by John Saunders, currently serving as the Company’s Treasurer.  This department will focus on continually improving convenience for our customers by enabling us to deliver high quality products and services remotely, 24/7.  Greg Smith, currently serving as Information Security Officer, will take on an expanded role with responsibility for Corporate Risk Management.

Romaine says he is pleased with the additions and promotions made, and the overall direction of the organization. “I am confident that the opportunities these changes represent will enable us to continue to build on our tradition of excellence in serving our customers, colleagues, communities, and shareholders,” he said.

About Tompkins Financial Corporation
Tompkins Financial is a financial services holding company headquartered in Ithaca, NY with $3.4 billion in assets.  It trades on NYSE Amex under the symbol “TMP”. Tompkins Financial provides banking services through its three community banks – Tompkins Trust Company, The Bank of Castile, and Mahopac National Bank, insurance through Tompkins Insurance Agencies, and wealth management through Tompkins Financial Advisors.